Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the acquisition (the “Acquisition”) by a wholly-owned subsidiary of Eagle Materials Inc. (the “Company”) of certain assets used by the Lafarge Target Business (the carved-out operations of certain assets of Lafarge North America Inc.) ( the “Lafarge Target Business”), which includes two cement manufacturing facilities, one located in Sugar Creek, Missouri and one located in Tulsa, Oklahoma. In addition to the cement plants, the Lafarge Target Business includes six terminals served by the cement plants, which are located in Sugar Creek and Springfield, Missouri; Omaha, Nebraska; Iola and Wichita, Kansas and Oklahoma City, Oklahoma; two aggregates quarries; eight ready-mix plants located in or near Kansas City, Missouri and a fly-ash business located in the Kansas City, Missouri area. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and the historical “carve-out” financial statements of the Lafarge Target Business.

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on June 30, 2012 with respect to the unaudited pro forma condensed combined balance sheet as of June 30, 2012 and (ii) on April 1, 2011 with respect to the unaudited pro forma condensed combined statements of earnings for the fiscal year ended March 31, 2012 and for the three months ended June 30, 2012. The unaudited pro forma condensed combined statement of earnings for the fiscal year ended March 31, 2012 gives effect to the Lafarge Target Business acquisition as if it had occurred on April 1, 2011 and combines the Company’s audited consolidated statement of earnings for the fiscal year ended March 31, 2012 with the Lafarge Target Business’ audited combined statement of earnings for the fiscal year ended December 31, 2011. The Company’s consolidated statement of earnings is derived from our audited financial statements as of and for the year ended March 31, 2012 included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2012. The Lafarge Target Business’ condensed statement of earnings is derived from the combined carve-out financial statements included elsewhere in this Form 8-K. Certain amounts from the historical “carve-out” financial statements of the Lafarge Target Business have been reclassified to conform to the Company’s presentation.

The unaudited pro forma condensed combined financial data is provided for comparative purposes only and does not purport to represent what the Company’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the Company’s financial position or results of operations as of any future date or for any future period. This data should be read in conjunction with, and is qualified in its entirety by reference to:

•

the Company’s historical audited consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and the Company’s unaudited interim financial statements as of and for the three months ended June 30, 2012 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated herein by reference; and

•

the historical audited “carve-out” financial statements and related notes for the Lafarge Target Business for the years ended December 31, 2010 and 2011 included in Exhibit 99.1 to this Current Report on Form 8-K.

•

the historical unaudited “carve-out” financial statements and related notes for the Lafarge Target Business for the six months ended June 30, 2012 included in Exhibit 99.2 to this Current Report on Form 8-K.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Earnings

For the Three Month Period Ended June 30, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Adjustment of overhead allocation in carve-out	Ref	Pro Forma Adjustments	Ref.	Pro Forma Combined
Revenues	$154,042	$54,417	—				$208,459

					1,831	l
Costs of Goods Sold	131,145	45,705	(1,323)	k	(1,211)	j	176,147

Gross Profit	22,897	8,712	1,323		(620)		32,312
Equity in Earnings of Unconsolidated Joint Venture	6,468		—				6,468
					(375)	k
Corporate General and Administrative Expenses	(5,416)	(6,962)	5,506	k	1,831	l	(5,416)
Other Income (Expense)	(270)	(79)	—				(349)
Interest Expense, Net	(3,765)	(664)	—		(886)	b	(5,390)
					(75)	b

Earnings Before Income Taxes	19,914	1,007	6,829		(125)		27,625

Income Taxes	(5,936)	(227)	(2,390)	c	43	c	(8,510)

Net Earnings	$13,978	$780	$4,439		$(82)		$19,115

Comprehensive Earnings	$14,094	$780	$4,439		$(82)		$19,231

EARNINGS PER SHARE
Basic	$0.31	—	—		—		$0.40

Diluted	$0.31	—	—		—		$0.40

AVERAGE SHARES OUTSTANDING
Basic	44,670,359	—	—		3,000,000	d	47,670,359

Diluted	45,078,734	—	—		3,000,000	d	48,078,734

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Earnings

For the Fiscal Year Ended March 31, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Adjustment of overhead allocation in carve-out	Ref	Pro Forma Adjustments	Ref.	Pro Forma Combined
Revenues	$495,023	$165,378	—				$660,401

					6,609	l
					394	j
Costs of Goods Sold	454,546	154,426	(5,526)	k	(5,515)	a	604,934

Gross Profit	40,477	10,952	5,526		(1,488)		55,467
Equity in Earnings of Unconsolidated Joint Venture	28,528	—	—				28,528
					(1,500)	k
Corporate General and Administrative Expenses	(19,617)	(27,426)	22,317	k	6,609	l	(19,617)
Other Income (Expense)	356	(29)	—		—		327
Other Non-Operating Expense	(9,117)	—	—		—		(9,117)
Loss on Debt Retirement	(2,094)	—	—		—		(2,094)
Interest Expense, Net	(16,621)	(2,679)			(3,519)	b	(23,124)
					(305)	b

Earnings Before Income Taxes	21,912	(19,182)	27,843		(203)		30,370

Income Taxes	(3,180)	8,158	(9,745)	c	71	c	(4,696)

Net Earnings	$18,732	$(11,024)	$18,098		$(132)		$25,674

Comprehensive Earnings	$16,109	$(11,024)	$18,098		$(132)		$23,051

EARNINGS PER SHARE
Basic	$0.42	—	—		—		$0.54

Diluted	$0.42	—	—		—		$0.54

AVERAGE SHARES OUTSTANDING
Basic	44,224,924	—	—		3,000,000	d	47,224,924

Diluted	44,515,981	—	—		3,000,000	d	47,515,981

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

At June 30, 2012

(dollars in thousands, except per share data)

	Historical Eagle Materials Inc.	Historical Lafarge Target Business	Purchase Adjustments	Ref.	Pro Forma Adjustments	Ref.	Pro Forma Combined
Current Assets -

Cash	$3,707	$—	$—		$—		$3,707
Accounts and Note Receivable	73,304	31,377	250	m	—		104,931
					2,163	i
Inventories	114,441	19,653	1,468	g	812		138,537
Prepaid and Other Assets	3,366	4,175	—		—		7,541

Total Current Assets	194,818	55,205	1,718		2,975		254,716

Property, Plant and Equipment	1,145,195	524,682	(157,520)	g	(812)		1,511,545
Less: Accumulated Depreciation	(572,351)	(253,465)	253,465	g	—		(572,351)

Property, Plant and Equipment, net	572,844	271,217	95,945	g	(812)		939,194
Notes Receivable	3,360	—	—		—		3,360
Investment in Joint Venture	39,407	—	—		—		39,407
Goodwill and Intangible Assets	150,743	101,850	(61,850)	a,g	—	—	190,743
Other Assets	19,224	—	—		—		19,224

	$980,396	$428,272	$35,813		$2,163		$1,446,644

Current Liabilities -
Accounts Payable	$34,517	$9,433	$—		$—		$43,950
Accrued Liabilities	30,275	6,704	(2,400)	n	—		34,579
Income Taxes Payable	8,192	—	—		—		8,192
Current Portion of Long-Term Debt	4,677	—	—		—		4,677

Total Current Liabilities	77,661	16,137	(2,400)		—		91,398
					319,900	b
Long-Term Debt	249,259	46,456	(46,456)	e	—		569,159
Other Long-Term Liabilities	39,774	948	52		—		40,774
Deferred Income Taxes	129,760	31,533	(31,022)	h	—		130,271

Total Liabilities	496,454	95,074	(79,826)		319,900		831,602

Shareholders’ Equity-
Preferred Stock	—	—	—		—		—
Common Stock	454	—			30	d	484
Capital in Excess of Par Value	39,564	—			131,070	d	170,634
Accumulated Other Comprehensive Losses	(5,400)	—	—				(5,400)
Retained Earnings	449,324	333,198	(335,361)		2,163	i	449,324

Total Stockholders’ Equity	483,942	333,198	(335,361)		133,263	f	615,042

	$980,396	$428,272	$(415,187)		$453,163		$1,446,644

See notes to the unaudited pro forma condensed combined financial statements.

Eagle Materials Inc. and Subsidiaries

Notes To Unaudited Pro Forma

Condensed Combined Financial Statements

(A) Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information of the Company gives effect to the Acquisition as if it had occurred (i) on June 30, 2012 for the purposes of the unaudited pro forma condensed combined balance sheet as of June 30, 2012 and (ii) on April 1, 2011 for the purposes of the unaudited pro forma condensed combined statements of income for the fiscal year ended March 31, 2012 and for the three months ended June 30, 2012. The unaudited pro forma condensed combined statement of earnings for the fiscal year ended March 31, 2012 gives effect to the Lafarge Target Business acquisition as if it had occurred on April 1, 2011 and combines Eagle’s consolidated statement of earnings for the fiscal year ended March 31, 2012 with the Lafarge Target Business’s audited combined statement of earnings for the fiscal year ended December 31, 2011. Certain amounts from the historical “carve-out” financial statements of the Lafarge Target Business have been reclassified to conform to the Company’s presentation.

General

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. The actual adjustments and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time. Therefore, the actual adjustments will differ from the pro forma adjustments and it is possible that the differences may be material. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not include financial benefits or expenses from operating expense efficiencies or revenue enhancements arising from the Acquisition. Additionally, the Company estimates that it will incur transaction costs of approximately $3.0 million to $4.0 million associated with the Acquisition, which are not reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated and if the Company and the Lafarge Target Business had been managed as one entity. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical condensed financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the historical “carve-out” financial statements of the Lafarge Target Business included as an Exhibit to this Current Report on

Form 8-K.

(B) Preliminary Estimate of Consideration Expected to be Transferred

The Company has entered into an agreement to purchase the Lafarge Target Business for a purchase price of $446.0 million in cash, including working capital subject to customary post-closing adjustments. The target working capital will be adjusted to reflect the actual working capital acquired upon the close of the Acquisition, and any increases in working capital will increase the purchase price, while decreases in working capital will decrease the purchase price. The Acquisition is expected to be financed through a combination of borrowings under the Company’s bank credit facility and the issuance of approximately $131.1 million in equity. The new debt is expected to be drawn from our existing credit facility, which was recently amended to increase available borrowings from $300.0 million to $400.0 million.

The Acquisition will be accounted for under the acquisition method of accounting. While the Company intends to have a third-party appraisal of the assets acquired and liabilities assumed, this appraisal process has not yet begun. Accordingly, the Company has estimated the purchase price allocation based on its own initial valuation of the major assets acquired, as determined primarily by a discounted cash flow analysis. This valuation is very preliminary in nature, and is provided solely for the purposes of preparing the unaudited pro forma condensed combined income statement and balance sheet.

The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates were based on assumptions that the Company believes to be reasonable. However, actual results may significantly differ from these estimates.

Under the acquisition method of accounting, the total estimated purchase price is allocated to the Lafarge Target Business’s net tangible and intangible assets and assumed liabilities based on their estimated fair values at September 26, 2012. Based on the Company’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, the preliminary purchase price is allocated as follows:

Purchase price allocation at acquisition date (in thousands)	As of September 26, 2012
Cash and cash equivalents	$—
Accounts Receivable	31,627
Inventories	24,096
Prepaid and Other Assets	4,175
Property and Equipment	366,350
Intangible Assets	40,000
Accounts Payable	(9,433)
Accrued Liabilities	(4,304)
Other Long-term Liabilities	(1,000)
Deferred Taxes	(511)

Total Net Assets	451,000
Goodwill	—

Total Estimated Purchase Price	$451,000

As stated above, the purchase price allocation is preliminary. The Company has estimated that the final purchase price will increase to $451.0 million taking into account the expected effect of certain transactions and arrangements related to the acquisition. The Company is in the process of engaging a third-party firm to perform a full appraisal of all assets acquired and liabilities assumed. Adjustments to the allocation of fair value to the assets acquired and liabilities assumed likely will occur until such time as a final valuation report has been received. Such adjustments could be significant.

(C) Reclassifications

Historically the Lafarge Target Business classified certain repair parts as inventory and others as property, plant and equipment, while the Company classifies all repair parts as inventory. The reclassification above is made to conform the Lafarge Target Business’s presentation to the Company’s presentation by including all repair parts in inventory in the unaudited pro forma condensed combined financial statements.

Eagle classifies all expenses of its operating subsidiaries as cost of sales in its statement of earnings. Accordingly, all general and administrative expenses of the Lafarge Target Business have been reclassified to cost of sales in the pro forma presentation.

(D) Elimination of Overhead Allocation in Carve-out

The carve out financial statements of the Lafarge Target Business include an allocation of the estimated cost incurred by Lafarge Target Business’ parent to provide services and support functions to the Lafarge Target Business. These allocated costs are primarily related to corporate administrative expenses and reorganization costs, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for certain functional groups. Because the cost structure of Eagle is significantly different than Lafarge Target Business’ parent, we have adjusted the allocation to represent the costs expected to be incurred on behalf of the Lafarge Target Business by the Company, which total approximately $0.4 million and $1.5 million for the three months ended June 30, 2012 and the fiscal year ended March 31, 2012, respectively. These costs have been calculated based on the average of overhead costs incurred at our other cement plants of similar size. Further, we have assumed the addition of certain plant level personnel who will provide services similar to those included in Lafarge Target Business’ allocation. This adjustment is forward-looking and not necessarily indicative of actual costs that will be incurred.

(E) Pro Forma Adjustments

a)	To record the net increase in depreciation expense based on depreciation of the estimated fair market value of the plant and equipment purchased over the new estimated useful life, less historical depreciation incurred over the period. To record the net increase in amortization expense based on amortization of the estimated fair market value of the intangible assets purchased over the new estimated useful life, less historical amortization incurred over these periods:

	Three Months Ended June 30, 2012
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$366,350	$40,000
Estimated fair value of land	(30,000)	—

Depreciable/Amortizable value	336,350	40,000
Estimated life (in years)	25	15

Estimated annual depreciation/amortization	13,454	2,667
	4	4

Estimated quarterly depreciation/amortization	3,364	667
Less historical quarterly depreciation/amortization	(5,242)	—

	$(1,878)	$667

	Fiscal Year Ended March 31, 2012
	Property, Plant and Equipment	Intangible Assets
	(dollars in thousands)
Estimated fair value	$366,350	$40,000
Estimated fair value of land	(30,000)	—

Depreciable/Amortizable value	336,350	40,000
Estimated life (in years)	25	15

Estimated annual depreciation/amortization	13,454	2,667
Less historical depreciation/amortization	(21,636)	—

	$(8,182)	$2,667

Identifiable intangible assets include permits and the fair value of a long-term supply agreement with Lafarge North America.

b)	To record interest expense based on the estimated increased borrowings under our existing bank credit facility of $319.9 million to fund a portion of the purchase price owed in the Acquisition. The estimated interest rate on these borrowings is calculated based on the interest rate that would have been charged under the bank credit facility line of credit and the pro forma earnings before interest, taxes, depreciation and amortization and the pro forma debt as of the date of the Acquisition. A one-eighth percent hypothetical change in the interest rate would have increased or decreased pro forma interest expense by $0.1 million and $0.4 million during the three months ended June 30, 2012 and fiscal year ended March 31, 2012, respectively. This adjustment also includes the amortization of debt issue costs of $1.5 million incurred in connection with the additional borrowing, amortized over the remaining life of the related debt agreements, which averaged approximately 62 months as of April 2011.

The interest that the Company will ultimately pay on the borrowings under our bank credit facility could vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual timing and amount of borrowings and repayments, and changes in the variable interest rate, among other factors.

c)	To adjust the tax provision to reflect the aggregate pro forma increase in earnings before income taxes at the statutory tax rate of 35%.

d)	To recognize 3,000,000 shares of common stock, par value of $.01, expected to be issued by the Company in connection with the proposed equity offering. The proposed offering is expected to generate net proceeds of approximately $131.1 million, after payment of the underwriting discount and other direct offering costs. The expected proceeds from the anticipated equity offering are based on an assumed average per share price of $46.00. The foregoing information assumes no exercise of the underwriters’ option to purchase additional shares.

Below is a reconciliation of shares used in computing pro forma earnings per share. The shares of common stock to be offered in the proposed equity offering have been treated as if they were issued at the beginning of each respective period.

	June 30, 2012	March 31, 2012
Weighted-Average Shares of Common Stock Outstanding	44,670,359	44,224,924
Shares assumed sold in the equity offering	3,000,000	3,000,000

Basic shares outstanding	47,670,359	47,224,924
Effect of Dilutive Shares:
Assumed Exercise of Outstanding Dilutive Options	1,146,584	800,748
Less Shares Repurchased from Assumed Proceeds of Assumed Exercised Options	(954,464)	(652,046)
Restricted Shares	216,255	142,355

Weighted-Average Common and Common Equivalent Shares Outstanding	48,078,734	47,515,981

e)	To eliminate debt of the Lafarge Target Business that is not being assumed in the Acquisition.

f)	To eliminate the Lafarge Target Business historical shareholders’ equity.

g)	Reflects the net impact of the increase in accounts receivable ($250), inventory ($4,443), property, plant and equipment ($95,133), and intangible assets ($40,000), offset by the elimination of historical goodwill and intangible assets ($101,850).

h)	To reflect the deferred tax impact on the fair value adjustment to inventory ($511) and to eliminate historical deferred taxes of the Lafarge Target Business.

i)	To eliminate the LIFO reserve from the historical financial statements of the Lafarge Target Business.

j)	To eliminate the change in the LIFO reserve of the Lafarge Target Business during the twelve month period ended June 30, 2012.

k)	To reflect projected overhead costs on a pro forma basis for the Lafarge Target Business, and to eliminate the overhead allocated to the carve-out business by the parent company. Below is a reconciliation of the amounts allocated to the Lafarge Target Business that are not reflective of the expected results of operations going forward, along with the estimate of the overhead amounts expected to be realized by the new business.

	For the Three Months Ended June 30, 2012
	(dollars in thousands)
	Overhead Allocated in carve-out	Estimate of Future Expense	Net Adjustment
Cost of Sales	$1,323	$—	$(1,323)
Corporate Selling and Administrative	5,506	(375)	(5,131)

Total Expense	$6,829	$(375)	$(6,454)

	For the Fiscal Year Ended March 31, 2012
	(dollars in thousands)
	Overhead Allocated in carve-out	Estimate of Future Expense	Net Adjustment
Cost of Sales	$5,526	$—	$(5,526)
Corporate Selling and Administrative	22,317	(1,500)	(20,817)

Total Expense	$27,843	$(1,500)	$(26,343)

The estimates of futures expenses were derived by comparing this amount to the historical overhead expenses at our other cement plants, noting the amount was consistent with plants of similar size. This adjustment is forward looking and not necessarily indicative of actual costs that will be incurred.

l)	General and administrative expenses remaining after the elimination of the overhead allocation have been reclassified to cost of sales to conform to the Company’s presentation. See Note (C) for more information.

m)	To recognize receivables being purchased that is not currently part of the Lafarge Target Business.

n)	To eliminate liabilities of the Lafarge Target Business not being assumed in the Acquisition.